Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems Enters into an EPC Contract and Receives Notice to Proceed for a 100-MW Solar Project in Pennsylvania

May 24, 2021 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announced today that its wholly owned subsidiary, Gemma Power Systems (”Gemma”), recently entered into an engineering, procurement and construction (“EPC”) services contract with CPV Maple Hill Solar, LLC, an affiliate of Competitive Power Ventures, Inc. (“CPV”), to construct the Maple Hill Solar facility, which will be among the largest solar-powered energy plants in Pennsylvania. Gemma also received Notice to Proceed with project activities immediately. Project completion is scheduled to occur during the second half of 2022.

“CPV is a valued customer, and we are pleased with the opportunity to continue our relationship by providing a turn-key solution in the alternative energy space.” said Colin Trebilcock, President of Gemma Power Systems. “This large, utility scale, electrical power generating facility will be erected on a 480-acre site and will provide Gemma with another opportunity to utilize the skills and experience of Pennsylvania craft labor which has successfully supported Gemma on past projects.”

The unique Maple Hill Solar project will be constructed using over 235,000 photovoltaic modules to generate approximately 100 megawatts of electrical power. Located in Cambria County on previously cleared timber property, the Maple Hill facility will avoid the release of over 100,000 tons of CO2 into the atmosphere per year by displacing older, less efficient generation and will add to the clean energy mix in the Commonwealth. The project will employ 250-400 workers at peak construction and will bring significant local tax benefits to the area.

“The Maple Hill Solar project will be our first renewable generation project with Gemma Power Systems who we have enjoyed a strong working relationship with for more than a decade,” said Gary Lambert, CPV CEO. “CPV values Gemma’s construction execution expertise in the power industry. We are confident that working together we can successfully complete this project as we look to fulfill our mission of reducing the carbon emissions of our energy supply during the ongoing energy transition without compromising reliability.”

“This project is a demonstration of our real commitment to provide EPC services to customers in the renewable energy space. We are particularly pleased that the owner of this project is CPV, a long-time customer of our core gas-fired power plant construction business, with whom we share several recent and significant power plant project successes like the CPV Towantic Energy Center,” said Rainer Bosselmann, Argan’s CEO. “As the U.S. electricity grid continues to evolve with the goals of reducing emissions while maintaining its reliability, our teams continue to focus on providing our customers with proven EPC services today for the construction of power plants that will contribute to a better tomorrow.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings have focused on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and the Company’s future financial performance is subject to risks and uncertainties including but not limited to the successful addition of new contracts for gas-fired as well as renewable energy projects to backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s success in minimizing the adverse impacts of the COVID-19 pandemic on the Company’s businesses. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the number of factors described from time to time in the Company’s SEC filings. In addition, reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027